Exhibit 99.1

Contacts:          Pat Sheaffer or Kevin Lycklama
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Earnings for Third Fiscal Quarter 2018
Pre-Tax Income increases 72% Year-Over-Year

Vancouver, WA – January 25, 2018 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) ("Riverview" or the "Company") today reported net income of $1.5 million, or $0.07 per diluted share, in its third fiscal quarter ended December 31, 2017. This compares to net income of $3.1 million, or $0.14 per diluted share, in the preceding quarter and net income of $2.0 million, or $0.09 per diluted share, in the third fiscal quarter a year ago. Net income was impacted during the current quarter due to a valuation adjustment of the Company's net deferred tax asset along with the use of a lower blended tax rate, which resulted in an additional net income tax expense of $1.8 million, or $0.08 per diluted share. Pre-tax income for the third fiscal quarter of 2018 was $5.1 million, which was a $449,000, or 9.6%, increase compared to the preceding quarter and a $2.1 million, or 71.8%, increase from the year ago quarter.
In the first nine months of fiscal year 2018, Riverview's net income increased to $7.2 million, or $0.32 per diluted share, compared to $5.4 million, or $0.24 per diluted share, in the first nine months of fiscal year 2017.
"Riverview had another successful quarter with strong net interest income generation, an expanding net interest margin and continued operating efficiencies," stated Pat Sheaffer, chairman, chief executive officer and president. "With the successful integration of the MBank transaction behind us, our focus remains on expanding our franchise. We will continue to look for growth opportunities in the Portland area and its surrounding markets."
As a result of the Tax Cuts and Jobs Act (the "Tax Act") enacted on December 22, 2017, Riverview revalued its deferred tax assets and liabilities to account for the future impact of lower corporate tax rates and other provisions of the Tax Act. Based on its preliminary analysis, Riverview recorded a one-time net tax charge of $1.8 million related to the lower corporate tax rate adopted in the Tax Act. This increase in income tax expense was reflected in Riverview's operating results for the third fiscal quarter of 2018 and was in addition to the normal provision for income tax related to pre-tax net operating income.
"We recorded an additional net income tax expense of $1.8 million, or $0.08 per diluted share, due to the passage of the Tax Cuts and Jobs Act in the third fiscal quarter of 2018," said Kevin Lycklama, executive vice president and chief operating officer. "Going forward, we expect to fully recoup this additional expense within the next fiscal year, due to the lower corporate tax rate. The effective tax rate for our fourth fiscal quarter of 2018 is expected to be approximately 31.5% due to our use of a blended tax rate for the remainder of this fiscal year. We expect our effective tax rate will decline to approximately 22.5% beginning on April 1, 2018 at the start of our new fiscal year."
Third Quarter Highlights (at or for the period ended December 31, 2017)

•	Net interest margin (NIM) expanded by three basis points to 4.06% compared to the preceding quarter and expanded 31 basis points compared to the third quarter a year ago.
•	Total loans increased $13.6 million during the quarter to $797.3 million.
•	Non-performing assets were 0.26% of total assets.
•	Efficiency ratio improved to 62.5%.
•	Tangible book value per share was $3.93.
•	Total risk-based capital ratio was 15.07% and Tier 1 leverage ratio was 9.82%.
•	Declared quarterly cash dividend of $0.03 per share, generating a current dividend yield of 1.28% based on the market price on January 23, 2018.

RVSB Reports Third Quarter Fiscal 2018 Results
January 25, 2018

Income Statement
Riverview's net interest income was $10.8 million in the third fiscal quarter of 2018, a $71,000 increase compared to $10.7 million in the preceding quarter and a $2.3 million increase compared to $8.5 million in the third fiscal quarter a year ago. In the first nine months of fiscal 2018, net interest income increased $7.5 million to $32.0 million compared to $24.4 million in the first nine months of fiscal 2017.
"Our net interest margin expanded three basis points in the third quarter of fiscal 2018 compared to the prior linked quarter reflecting a lower balance of cash and liquid assets earning a nominal yield," said Lycklama. The interest accretion on purchased loans totaled $175,000 and resulted in a six basis point increase in the NIM during the third fiscal quarter. Fiscal year-to-date, the NIM increased 33 basis points to 4.06% compared to 3.73% in the first nine months of fiscal 2017.
Non-interest income was $2.9 million in the third fiscal quarter, a $177,000 increase compared to $2.7 million the prior quarter and a $557,000 increase compared to $2.3 million in the same quarter a year ago. In the first nine months of fiscal 2018, non-interest income increased to $8.3 million compared to $7.4 million in the first nine months of fiscal 2017. The nine month year over year increase was primarily due to an increase in fees and service charges and asset management fees.
Asset management fees were $911,000 in the third fiscal quarter of 2018 compared to $818,000 in the preceding quarter and $709,000 in the third fiscal quarter a year ago. Riverview Trust Company's ("RTC") assets under management increased to $490.1 million at December 31, 2017 compared to $461.2 million three months earlier and $403.3 million a year earlier. During the fourth quarter of fiscal 2017, RTC opened a second office in the Portland suburb of Lake Oswego, expanding its footprint and product offerings in the Portland market.
Non-interest expense decreased $201,000 to $8.6 million during the third fiscal quarter of 2018 compared to $8.8 million in the preceding quarter and increased $707,000 from $7.9 million for the same prior year period mainly due to the MBank transaction. There were no transaction related costs from the MBank transaction in the current quarter compared to $177,000 in transaction related costs during the preceding quarter. The efficiency ratio improved to 62.5% for the quarter ended December 31, 2017, compared to 65.2% in the preceding quarter and 72.5% in the third fiscal quarter a year ago. "With all MBank transaction costs behind us, we expect to continue to capitalize on the cost savings and operating efficiencies associated with a larger organization," said Lycklama. "We will continue to look for other opportunities to improve profitability and increase shareholder value."
Balance Sheet Review
Total loans increased $13.6 million during the quarter to $797.3 million at December 31, 2017 compared to $783.7 million at September 30, 2017, and increased $133.0 million compared to $664.3 million a year ago. The growth in the loan portfolio was primarily concentrated in commercial business, multi-family and warehouse/industrial loans. Undisbursed construction loans totaled $61.8 million at December 31, 2017, with the majority of the undisbursed construction loans expected to fund over the next several quarters. The commercial loan pipeline totaled $61.6 million at the end of the quarter.
Total deposits increased $131.8 million to $972.2 million at December 31, 2017 compared to $840.4 million a year ago but decreased compared to $990.3 million at September 30, 2017. The decrease compared to the prior quarter end was primarily due to the timing of deposit transactions. Core deposits represent 98.0% of total deposits at December 31, 2017.
Shareholders' equity was $116.8 million at December 31, 2017 compared to $116.7 million three months earlier and $109.4 million a year earlier. Tangible book value per share was $3.93 at both December 31, 2017 and September 30, 2017 and an increase compared to $3.72 at December 31, 2016. A quarterly cash dividend of $0.03 per share was paid on January 23, 2018.
Credit Quality
Classified assets totaled $6.9 million at December 31, 2017 compared to $7.1 million at September 30, 2017 and the classified asset to total capital ratio was 5.7% compared to 6.0%, respectively.

RVSB Reports Third Quarter Fiscal 2018 Results
January 25, 2018

Riverview's non-performing loans were $2.7 million, or 0.33% of total loans, at December 31, 2017 compared to $2.8 million, or 0.35% of total loans, three months earlier. Real estate owned balances of $298,000 at December 31, 2017 were unchanged compared to the preceding quarter end.
The allowance for loan losses totaled $10.9 million, representing 1.36% of total loans at December 31, 2017 compared to $10.6 million and 1.35% of total loans at September 30, 2017. Included in the carrying value of loans are net discounts on the MBank purchased loans which may reduce the need for an allowance for loan losses on these loans, because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $2.4 million at December 31, 2017 compared to $2.6 million at the end of the prior quarter. Net loan recoveries were $250,000 during the third fiscal quarter of 2018 compared to $20,000 in the preceding quarter.
Riverview recorded no provision for loan losses during the third fiscal quarter of 2018 or in the preceding quarter, primarily as a result of the lower levels of delinquent, nonperforming and classified loans, elevated levels of net recoveries, as well as stabilizing values in our market areas which mitigated the required allowance for loan losses due to our loan growth.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as "well capitalized" with a total risk-based capital ratio of 15.07% and a Tier 1 leverage ratio of 9.82% at December 31, 2017. In addition at that date the Company's  tangible common equity to tangible assets ratio was 8.05%.
Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. We believe that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.
Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders' equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets. We calculate tangible book value per share by dividing tangible common equity by the number of common shares outstanding.  This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied and is not audited. Further, the non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of the GAAP and non-GAAP financial measures are presented below.
(Dollars in thousands)	December 31, 2017	September 30, 2017	December 31, 2016	March 31, 2017

Shareholders' equity	$116,803	$116,742	$109,400	$111,264
Goodwill	27,076	27,076	25,572	27,076
Core deposit intangible, net	1,161	1,219	-	1,335

Tangible shareholders' equity	$88,566	$88,447	$83,828	$82,853

Total assets	$1,128,342	$1,147,680	$985,669	$1,133,939
Goodwill	27,076	27,076	25,572	27,076
Core deposit intangible, net	1,161	1,219	-	1,335

Tangible assets	$1,100,105	$1,119,385	$960,097	$1,105,528

RVSB Reports Third Quarter Fiscal 2018 Results
January 25, 2018

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $1.13 billion at December 31, 2017, it is the parent company of the 94-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 19 branches, including 14 in the Portland-Vancouver area and three lending centers. For the past 4 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: expected cost savings, synergies and other financial benefits from our recent purchase of certain assets and assumption of certain liabilities of MBank and Merchants Bancorp pursuant to the Purchase and Assumption Agreement (the "Agreement") with Merchants Bancorp and its wholly owned subsidiary MBank (the "transaction") might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; the Company's ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company's allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company's market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company's net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company's market areas; secondary market conditions for loans and the Company's ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company's reserve for loan losses, write-down assets, change Riverview Community Bank's regulatory capital position or affect the Company's ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company's ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company's ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company's assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company's balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company's workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company's ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company's ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our

RVSB Reports Third Quarter Fiscal 2018 Results
January 25, 2018

actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's operating and stock price performance.

RVSB Reports Third Quarter Fiscal 2018 Results
January 25, 2018

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	December 31, 2017	September 30, 2017	December 31, 2016	March 31, 2017
ASSETS

Cash (including interest-earning accounts of $3,739, $59,315, $14,302	$23,105	$76,245	$28,262	$64,613
and $46,245)
Certificate of deposits held for investment	6,963	9,797	11,291	11,042
Loans held for sale	351	347	1,679	478
Investment securities:
Available for sale, at estimated fair value	224,931	200,584	207,271	200,214
Held to maturity, at amortized cost	44	46	67	64
Loans receivable (net of allowance for loan losses of $10,867, $10,617
$10,289, and $10,528)	786,460	773,087	654,053	768,904
Real estate owned	298	298	298	298
Prepaid expenses and other assets	4,843	4,227	4,832	3,815
Accrued interest receivable	3,464	3,111	2,846	2,941
Federal Home Loan Bank stock, at cost	1,223	1,181	1,060	1,181
Premises and equipment, net	15,680	15,740	13,953	16,232
Deferred income taxes, net	3,988	6,167	8,665	7,610
Mortgage servicing rights, net	399	406	390	398
Goodwill	27,076	27,076	25,572	27,076
Core deposit intangible, net	1,161	1,219	-	1,335
Bank owned life insurance	28,356	28,149	25,430	27,738

TOTAL ASSETS	$1,128,342	$1,147,680	$985,669	$1,133,939

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$972,214	$990,299	$840,391	$980,058
Accrued expenses and other liabilities	9,117	10,838	10,450	13,080
Advance payments by borrowers for taxes and insurance	260	920	288	693
Federal Home Loan Bank advances	1,050	-	-	-
Junior subordinated debentures	26,461	26,438	22,681	26,390
Capital lease obligations	2,437	2,443	2,459	2,454
Total liabilities	1,011,539	1,030,938	876,269	1,022,675

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
December 31, 2017 - 22,551,912 issued and outstanding;
September 30, 2017 - 22,533,912 issued and outstanding;	226	225	225	225
December 31, 2016 - 22,510,890 issued and outstanding;
March 31, 2017 – 22,510,890 issued and outstanding;
Additional paid-in capital	64,703	64,612	64,448	64,468
Retained earnings	53,878	53,034	46,750	48,335
Unearned shares issued to employee stock ownership plan	-	(26)	(103)	(77)
Accumulated other comprehensive loss	(2,004)	(1,103)	(1,920)	(1,687)
Total shareholders' equity	116,803	116,742	109,400	111,264

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,128,342	$1,147,680	$985,669	$1,133,939

RVSB Reports Third Quarter Fiscal 2018 Results
January 25, 2018

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Nine Months Ended
(In thousands, except share data) (Unaudited)	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016
INTEREST INCOME:
Interest and fees on loans receivable	$9,978	$9,994	$7,883	$29,761	$22,954
Interest on investment securities - taxable	1,201	1,079	946	3,413	2,435
Interest on investment securities - nontaxable	31	14	11	59	11
Other interest and dividends	168	228	112	483	344
Total interest and dividend income	11,378	11,315	8,952	33,716	25,744

INTEREST EXPENSE:
Interest on deposits	298	313	277	933	837
Interest on borrowings	284	277	173	829	494
Total interest expense	582	590	450	1,762	1,331
Net interest income	10,796	10,725	8,502	31,954	24,413
Provision for loan losses	-	-	-	-	-

Net interest income after provision for loan losses	10,796	10,725	8,502	31,954	24,413

NON-INTEREST INCOME:
Fees and service charges	1,451	1,490	1,304	4,348	3,815
Asset management fees	911	818	709	2,582	2,258
Net gain on sale of loans held for sale	140	157	191	522	493
Bank owned life insurance	207	204	185	618	566
Other, net	181	44	(56)	271	296
Total non-interest income	2,890	2,713	2,333	8,341	7,428

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,383	5,251	4,850	16,056	14,021
Occupancy and depreciation	1,347	1,412	1,158	4,105	3,520
Data processing	534	580	562	1,730	1,533
Amortization of core deposit intangible	58	58	-	174	-
Advertising and marketing expense	137	256	163	627	608
FDIC insurance premium	108	136	77	389	273
State and local taxes	96	177	170	427	455
Telecommunications	102	103	75	309	224
Professional fees	250	261	355	926	1,066
Real estate owned expenses	3	3	2	8	52
Other	540	522	439	1,740	2,311
Total non-interest expense	8,558	8,759	7,851	26,491	24,063

INCOME BEFORE INCOME TAXES	5,128	4,679	2,984	13,804	7,778
PROVISION FOR INCOME TAXES	3,608	1,620	991	6,571	2,408
NET INCOME	$1,520	$3,059	$1,993	$7,233	$5,370

Earnings per common share:
Basic	$0.07	$0.14	$0.09	$0.32	$0.24
Diluted	$0.07	$0.14	$0.09	$0.32	$0.24
Weighted average number of common shares outstanding:
Basic	22,537,092	22,518,941	22,490,433	22,520,352	22,477,473
Diluted	22,622,129	22,609,480	22,563,712	22,608,603	22,537,663

RVSB Reports Third Quarter Fiscal 2018 Results
January 25, 2018

(Dollars in thousands)	At or for the three months ended			At or for the nine months ended
	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016
AVERAGE BALANCES
Average interest–earning assets	$1,055,600	$1,056,818	$900,542	$1,045,283	$869,364
Average interest-bearing liabilities	744,431	749,172	652,195	746,262	636,795
Net average earning assets	311,169	307,646	248,347	299,021	232,569
Average loans	785,264	783,213	658,212	784,926	645,598
Average deposits	988,558	992,111	839,588	980,766	810,700
Average equity	118,831	116,675	112,444	116,399	111,261
Average tangible equity (non-GAAP)	90,562	88,351	86,872	88,074	85,689

ASSET QUALITY	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016

Non-performing loans	$2,656	$2,745	$2,787
Non-performing loans to total loans	0.33%	0.35%	0.42%
Real estate/repossessed assets owned	$298	$298	$298
Non-performing assets	$2,954	$3,043	$3,085
Non-performing assets to total assets	0.26%	0.27%	0.31%
Net recoveries in the quarter	$(250)	$(20)	$(226)
Net recoveries in the quarter/average net loans	(0.13)%	(0.01)%	(0.14)%

Allowance for loan losses	$10,867	$10,617	$10,289
Average interest-earning assets to average
interest-bearing liabilities	141.80%	141.06%	138.08%
Allowance for loan losses to
non-performing loans	409.15%	386.78%	369.18%
Allowance for loan losses to total loans	1.36%	1.35%	1.55%
Shareholders' equity to assets	10.35%	10.17%	11.10%

CAPITAL RATIOS
Total capital (to risk weighted assets)	15.07%	15.07%	15.93%
Tier 1 capital (to risk weighted assets)	13.82%	13.82%	14.68%
Common equity tier 1 (to risk weighted assets)	13.82%	13.82%	14.68%
Tier 1 capital (to average tangible assets)	9.82%	9.75%	10.81%
Tangible common equity (to average tangible assets)	8.05%	7.90%	8.73%

DEPOSIT MIX	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016	March 31, 2017

Interest checking	$170,151	$175,127	$167,522	$171,152
Regular savings	136,249	134,116	109,629	126,370
Money market deposit accounts	270,193	274,409	250,900	289,998
Non-interest checking	264,728	270,678	202,080	242,738
Certificates of deposit	130,893	135,969	110,260	149,800
Total deposits	$972,214	$990,299	$840,391	$980,058

RVSB Reports Third Quarter Fiscal 2018 Results
January 25, 2018

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
December 31, 2017	(Dollars in thousands)
Commercial business	$130,960	$-	$-	$130,960
Commercial construction	-	-	25,384	25,384
Office buildings	-	122,281	-	122,281
Warehouse/industrial	-	83,829	-	83,829
Retail/shopping centers/strip malls	-	67,751	-	67,751
Assisted living facilities	-	2,982	-	2,982
Single purpose facilities	-	165,060	-	165,060
Land	-	12,469	-	12,469
Multi-family	-	61,851	-	61,851
One-to-four family construction	-	-	15,359	15,359
Total	$130,960	$516,223	$40,743	$687,926

March 31, 2017
Commercial business	$107,371	$-	$-	$107,371
Commercial construction	-	-	27,050	27,050
Office buildings	-	121,983	-	121,983
Warehouse/industrial	-	74,671	-	74,671
Retail/shopping centers/strip malls	-	78,757	-	78,757
Assisted living facilities	-	3,686	-	3,686
Single purpose facilities	-	167,974	-	167,974
Land	-	15,875	-	15,875
Multi-family	-	43,715	-	43,715
One-to-four family construction	-	-	19,107	19,107
Total	$107,371	$506,661	$46,157	$660,189

LOAN MIX	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016	March 31, 2017
	(Dollars in thousands)
Commercial and construction
Commercial business	$130,960	$118,444	$64,401	$107,371
Other real estate mortgage	516,223	500,382	432,782	506,661
Real estate construction	40,743	53,878	52,707	46,157
Total commercial and construction	687,926	672,704	549,890	660,189
Consumer
Real estate one-to-four family	91,752	90,764	85,956	92,865
Other installment	17,649	20,236	28,496	26,378
Total consumer	109,401	111,000	114,452	119,243

Total loans	797,327	783,704	664,342	779,432

Less:
Allowance for loan losses	10,867	10,617	10,289	10,528
Loans receivable, net	$786,460	$773,087	$654,053	$768,904

RVSB Reports Third Quarter Fiscal 2018 Results
January 25, 2018

DETAIL OF NON-PERFORMING ASSETS

	Other	Southwest	Other
	Oregon	Washington	Washington	Other	Total
December 31, 2017	(dollars in thousands)

Commercial business	$-	$289	$-	$-	$289
Commercial real estate	1,084	207	-	-	1,291
Land	770	-	-	-	770
Consumer	-	207	-	99	306
Total non-performing loans	1,854	703	-	99	2,656

REO	-	-	298	-	298

Total non-performing assets	$1,854	$703	$298	$99	$2,954

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
December 31, 2017	(dollars in thousands)

Land development	$486	$896	$11,087	$12,469
Speculative construction	-	371	12,335	12,706

Total land development and speculative construction	$486	$1,267	$23,422	$25,175

RVSB Reports Third Quarter Fiscal 2018 Results
January 25, 2018

	At or for the three months ended			At or for the nine months ended
SELECTED OPERATING DATA	Dec. 31, 2017	Sept. 30, 2017	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2016

Efficiency ratio (4)	62.53%	65.18%	72.46%	65.74%	75.57%
Coverage ratio (6)	126.15%	122.45%	108.29%	120.62%	101.45%
Return on average assets (1)	0.53%	1.06%	0.80%	0.85%	0.75%
Return on average equity (1)	5.07%	10.40%	7.03%	8.25%	6.41%

NET INTEREST SPREAD
Yield on loans	5.04%	5.06%	4.75%	5.03%	4.72%
Yield on investment securities	2.24%	2.14%	2.06%	2.20%	1.96%
Total yield on interest-earning assets	4.28%	4.25%	3.95%	4.29%	3.93%

Cost of interest-bearing deposits	0.17%	0.17%	0.18%	0.17%	0.18%
Cost of FHLB advances and other borrowings	3.89%	3.81%	2.73%	3.80%	2.61%
Total cost of interest-bearing liabilities	0.31%	0.31%	0.27%	0.31%	0.28%

Spread (7)	3.97%	3.94%	3.68%	3.98%	3.65%
Net interest margin	4.06%	4.03%	3.75%	4.06%	3.73%

PER SHARE DATA
Basic earnings per share (2)	$0.07	$0.14	$0.09	$0.32	$0.24
Diluted earnings per share (3)	0.07	0.14	0.09	0.32	0.24
Book value per share (5)	5.18	5.18	4.86	5.18	4.86
Tangible book value per share (5) (non-GAAP)	3.93	3.93	3.72	3.93	3.72
Market price per share:
High for the period	$9.45	$8.48	$7.61	$9.45	$7.61
Low for the period	8.44	6.64	5.23	6.51	4.30
Close for period end	8.67	8.40	7.00	8.67	7.00
Cash dividends declared per share	0.0300	0.0225	0.0200	0.0750	0.0600

Average number of shares outstanding:
Basic (2)	22,537,092	22,518,941	22,490,433	22,520,352	22,477,473
Diluted (3)	22,622,129	22,609,480	22,563,712	22,608,603	22,537,663

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders' equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

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